Exhibit 99.2

n e w s r e l e a s e	Humana Inc.
500 West Main Street P.O. Box 1438 Louisville, KY 40201-1438 http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail: Tnoland@humana.com

Humana Reports Second Quarter 2013 Financial Results;

Raises Full Year EPS Guidance

•	2Q13 EPS of $2.63 exceeds management’s expectations

•	Year-over-year second quarter pretax income up 14 percent in Retail Segment and up 9 percent in Employer Group Segment

•	2013 EPS guidance raised to range of $8.65 to $8.75

•	2013 cash flows from operations now projected to be at least $2 billion

LOUISVILLE, KY (July 31, 2013) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended June 30, 2013 (2Q13) of $2.63, compared to $2.16 per share for the quarter ended June 30, 2012 (2Q12). Results for 2Q13 exceeded management’s previous expectations of $2.40 to $2.50 per share primarily due to strong operating performance across the company’s business units and the favorable impact of the company’s reduced share count, partially offset by pretax expenses of $31 million ($0.12 per share) in connection with the company’s pending exit from its Puerto Rico Medicaid business.

For the six months ended June 30, 2013 (1H13) the company reported EPS of $5.58 compared to $3.65 in the six months ended June 30, 2012 (1H12). The 1H13 performance reflected the items discussed above for 2Q13 along with the first quarter 2013 beneficial effect of settlement of contract claims with the Department of Defense (DoD), as well as a benefit from a delay in the impact of sequestration for the company’s Medicare business.

The company now anticipates EPS for the year ending December 31, 2013 (FY13) to be in the range of $8.65 to $8.75 versus management’s previous guidance of $8.40 to $8.60. This increase reflects the better-than-expected second quarter results discussed above.

“Our second quarter’s solid operating performance reflects the continued focus and executional discipline involved in key initiatives like our chronic care program, including increased care management professional staffing and clinical assessments,” said Bruce D. Broussard, President and Chief Executive Officer of Humana. “The favorable outcomes seen from those programs year to date reinforce our commitment to the related planned investments in the second half of 2013. We believe maintaining momentum on those and other key capability-building initiatives, together with our focus on operating cost efficiencies, will effectively position Humana to face the reform-related challenges that accelerate in 2014.”

CONSOLIDATED HIGHLIGHTS

Consolidated revenues

2Q13 consolidated revenues were $10.32 billion, an increase of 6.4 percent from $9.70 billion in 2Q12, with total premiums and services revenue up 6.6 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue was primarily driven by higher Retail and Employer Group segment revenues resulting from higher average individual and group Medicare membership, partially offset by the impact of sequestration.

1H13 consolidated revenues rose $889 million, or 4.5 percent, to $20.81 billion from $19.92 billion in 1H12 with total premiums and services revenue of $20.62 billion also up 4.5 percent, increasing $897 million from $19.73 billion in the prior year period. These revenue increases were driven primarily by higher average individual and group Medicare membership, partially offset by the impact of sequestration and a change in TRICARE contract accounting, which beginning on April 1, 2012 is accounted for as self-funded versus fully-insured for the previous contract.

Consolidated benefits expense

The 2Q13 consolidated benefit ratio (benefits expense as a percent of premiums) of 83.4 percent declined by 10 basis points from 83.5 percent for the prior year’s quarter. The company experienced favorable prior-year medical claims reserve development of approximately $100 million in 2Q13 compared to $40 million in 2Q12.

The 1H13 consolidated benefit ratio of 83.2 percent decreased by 130 basis points from 84.5 percent in 1H12 primarily due to favorable prior-year development and the beneficial effect in the 2013 period of the favorable settlement of contract claims with the DoD as discussed above.

Consolidated operating expenses

The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 14.3 percent for 2Q13 decreased from 14.4 percent in 2Q12 as improved operating leverage in the Retail and Employer Group Segments more than offset the 20 basis point impact of costs associated with the exit of the Puerto Rico Medicaid business described above.

The 1H13 consolidated operating cost ratio of 14.1 percent increased from 14.0 percent in 1H12, as the negative impact of the most recent TRICARE South Region contract being accounted for as an administrative services only (ASO) arrangement was partially offset by improved operating leverage in the Retail and Employer Group segments.

Balance sheet

At June 30, 2013, the company had cash, cash equivalents, and investment securities of $10.85 billion, down $518 million from $11.36 billion at March 31, 2013, reflecting normal cash management activities and lower net unrealized gains primarily due to an increase in market interest rates.

Parent company cash and short-term investments of $883 million at June 30, 2013 increased $681 million from $202 million at March 31, 2013, primarily due to approximately $970 million of dividends to the parent company from the operating subsidiaries, partially offset by share repurchases, capital expenditures, and payment of a cash dividend to shareholders during 2Q13.

Days in claims payable of 50.7 at June 30, 2013 increased 1.7 days from 49.0 days at March 31, 2013.

Debt-to-total capitalization at June 30, 2013 was 21.8 percent, down 40 basis points from 22.2 percent at March 31, 2013 primarily driven by higher capitalization associated with 2Q13 earnings.

Cash flows from operations

Cash flows provided by operations for 2Q13 were $173 million compared to cash flows provided by operations of $706 million in 2Q12. For 1H13, cash flows provided by operations totaled $585 million versus $3.05 billion in cash flows from operations during 1H12. The company also evaluates operating cash flows on a non-GAAP basis:

Net cash from operating activities (in millions)	2Q13	2Q12	1H13	1H12
GAAP	$173	$706	$585	$3,052
Timing of premium payment from CMS (a)	—	(118)	—	(2,133)

Non-GAAP (b)	$173	$588	$585	$919

The year-over-year decrease in the non-GAAP cash flows from operations is due primarily to the effect on cash flows of changes in working capital accounts, including the timing of the mid-year Medicare Risk Adjustment payment that more than offset higher net income.

Share repurchases and cash dividends

During 2Q13, the company executed share repurchases of $130 million, or 1,623,400 of its outstanding shares, at an average price of $79.92 per share. In April 2013, the Board of Directors replaced its previous share repurchase authorization (of which approximately $557 million remained unused) with a new $1 billion repurchase authorization. As of July 31, 2013, $871 million of the current repurchase authorization was remaining, with an expiration date of June 30, 2015.

During 2Q13, the company paid cash dividends to its stockholders totaling approximately $41 million.

RETAIL SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, and includes the company’s contract with CMS to administer the LI-NET program and contracts for state-based Medicaid members.

Retail Segment Highlights

Pretax results:

•

Retail Segment pretax income of $418 million in 2Q13 compared to $367 million in 2Q12, an increase of $51 million, reflecting the company’s improved operating performance over the prior year. This year-over-year increase was primarily due to membership growth and a lower operating cost ratio as favorable outcomes from clinical initiatives were generally offset by related investment spending.

•

For 1H13, pretax earnings for the Retail Segment of $768 million increased by $273 million from 1H12 pretax earnings of $495 million. The first-half increase reflects the same factors impacting the second quarter year-over-year comparison, in addition to the favorable impact of a lower year-to-date benefit ratio.

Enrollment:

•

Individual Medicare Advantage membership was 2,029,700 as of June 30, 2013, an increase of 133,900 members, or 7.1 percent from 1,895,800 at June 30, 2012 and up 102,100, or 5.3 percent from 1,927,600 at December 31, 2012, primarily due to a successful enrollment season associated with the 2013 plan year as well as age-in activity year to date.

•

Individual Medicare Advantage net membership growth during 2013 included the divestiture of 12,600 members acquired with the March 2012 Arcadian Management Services, Inc. transaction, in accordance with the company’s previously disclosed agreement with the United States Department of Justice.

•

Membership in the company’s individual stand-alone Prescription Drug Plans (PDPs) was 3,220,600 at June 30, 2013, up 250,500, or 8.4 percent compared to 2,970,100 at June 30, 2012 and up 167,900, or 5.5 percent from 3,052,700 at December 31, 2012. These increases resulted primarily from growth in the company’s innovative Humana-Walmart plan offering.

•

HumanaOne® medical membership increased to 478,000 at June 30, 2013, an increase of 34,200, or 7.7 percent from 443,800 at June 30, 2012, while also increasing 34,000, or 7.7 percent from 444,000 at December 31, 2012. Membership growth reflects new sales in the first half of 2013 and favorable member retention.

•

Medical membership in state-based Medicaid plans increased to 70,600 at June 30, 2013, an increase of 24,100, or 51.8 percent, from 46,500 at June 30, 2012 and up 18,500, or 35.5 percent, from 52,100 at December 31, 2012, primarily driven by the addition of the company’s Kentucky Medicaid contract effective on January 1, 2013.

•

Membership in individual specialty products(c) of 1,011,700 at June 30, 2013 increased 105,500, or 11.6 percent, from 906,200 at June 30, 2012 and increased 63,000, or 6.6 percent, from 948,700 at December 31, 2012, primarily driven by increased membership in dental and vision offerings.

Premiums and services revenue:

•

2Q13 premiums and services revenue for the Retail Segment was $6.77 billion, an increase of 5.8 percent from $6.40 billion in 2Q12. The increase was primarily the result of a 7.0 percent increase in average individual Medicare Advantage membership year-over-year, partially offset by lower per-member premiums in the quarter which reflected the impact of sequestration beginning April 1, 2013.

Benefits expense:

•

The 2Q13 benefit ratio for the Retail Segment of 84.2 percent was flat year-over-year. Retail Segment benefits expense for 2Q13 included the beneficial effect of $72 million in favorable prior-year development compared to $24 million in 2Q12. Additionally, year-over-year timing differences primarily associated with clinical investment spending and weekday seasonality generally offset the impact of favorable outcomes associated with clinical programs and higher prior-year claims development.

Operating costs:

•

The Retail Segment’s operating cost ratio of 9.5 percent in 2Q13 decreased 50 basis points from 10.0 percent in 2Q12. The decrease was primarily the result of cost efficiencies associated with higher average membership as well as the company’s continued focus on operating cost reductions.

EMPLOYER GROUP SEGMENT

This segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, as well as ASO products and health and wellness solutions businesses primarily marketed to employer groups.

Employer Group Segment Highlights

Pretax results:

•

Employer Group Segment pretax income of $127 million in 2Q13 compares to pretax income of $117 million in 2Q12, reflecting the company’s improved operating performance over the prior year. The year-over-year improvement was primarily driven by group Medicare membership growth and a lower operating cost ratio for this segment.

•

For 1H13, pretax earnings for the Employer Group Segment of $332 million increased by $86 million versus 1H12 pretax earnings of $246 million. The first-half increase reflects the same factors impacting the 2Q13 year-over-year comparison as well as a lower benefit cost ratio year to date.

Enrollment:

•

Fully-insured group Medicare Advantage membership was 416,600 at June 30, 2013, an increase of 56,100 members, or 15.6 percent from 360,500 at June 30, 2012 and up 45,800, or 12.4 percent from 370,800 at December 31, 2012, reflecting on-going success in demonstrating the company’s value proposition to employers for retirees. On January 1, 2013, the company lost its sole ASO group Medicare Advantage account which had 27,900 members at June 30, 2012 and 27,700 members at December 31, 2012.

•

Group fully-insured commercial medical membership was 1,196,100 at June 30, 2013, roughly flat to June 30, 2012 levels and down 15,700, or 1.3 percent, from 1,211,800 at December 31, 2012, as higher small group business membership was generally offset by lower membership in large group accounts. Approximately 60 percent of group fully-insured commercial medical membership was in small group accounts at June 30, 2013 versus 58 percent at June 30, 2012 and 59 percent at December 31, 2012.

•

Group ASO commercial medical membership declined to 1,199,600 at June 30, 2013, a decrease of 29,200, or 2.4 percent from 1,228,800 at June 30, 2012 and down 38,100, or 3.1 percent from 1,237,700 at December 31, 2012. This decline reflected a continuation of discipline in pricing services for self-funded accounts amid a highly competitive environment.

•

Membership in Employer Group specialty products(c) rose to 7,256,800 at June 30, 2013, an increase of 299,000, or 4.3 percent, from 6,957,800 at June 30, 2012 and was up 120,600, or 1.7 percent, from 7,136,200 at December 31, 2012. This increase primarily resulted from increased cross-sales of the company’s specialty products to its medical membership and growth in stand-alone specialty product sales.

Premiums and services revenue:

•

2Q13 premiums and services revenue for the Employer Group Segment were $2.81 billion, up approximately 7.2 percent from $2.62 billion in 2Q12, primarily reflecting the impacts of higher average group Medicare Advantage membership.

Benefits expense:

•

The 2Q13 benefit ratio for the Employer Group Segment was 82.5 percent, an increase of 70 basis points from 81.8 percent for 2Q12. The year-over-year increase in the benefit ratio primarily reflected growth in the company’s group Medicare Advantage products, which generally carry a higher benefit ratio than fully-insured commercial group products, partially offset by higher favorable prior-year medical claims reserve development. Unfavorable timing differences for weekday seasonality for 2Q13 versus 2Q12 also negatively impacted this segment’s benefit ratio year over year.

Operating costs:

•

The Employer Group Segment’s operating cost ratio was 15.3 percent in 2Q13, a decline of 100 basis points from 16.3 percent in 2Q12, primarily reflecting cost savings associated with operating cost reduction initiatives and a higher percentage of members in group Medicare Advantage plans (which carry a lower operating cost ratio than commercial fully-insured group accounts).

HEALTHCARE SERVICES SEGMENT

This segment includes services offered to the company’s health plan members as well as to third parties including provider services, pharmacy solutions and mail-order pharmacy, integrated behavioral health services, and home care services.

Healthcare Services Segment Highlights

Pretax results:

•

Healthcare Services Segment pretax income of $131 million in 2Q13 increased from $128 million in 2Q12, as revenue growth and the profit contribution from the Metropolitan Health Networks, Inc. (Metropolitan) acquisition and our home care services business were generally offset by previously-planned investment spending associated with the integration and build-out of provider practices and chronic care centers.

•

For 1H13, pretax earnings for the Healthcare Services Segment of $256 million increased by $3 million from 1H12 pretax earnings of $253 million, reflecting the same factors impacting the second quarter year-over-year comparison.

Revenues:

•

Revenues of $3.86 billion in 2Q13 for the Healthcare Services Segment increased $667 million, or 20.9 percent from $3.20 billion in 2Q12, primarily due to growth in the company’s pharmacy solutions and provider services businesses and its 2012 acquisitions of Metropolitan and SeniorBridge.

Operating costs:

•	The Healthcare Services Segment’s operating cost ratio of 95.7 percent in 2Q13 was relatively unchanged from 95.4 percent in 2Q12.

OTHER BUSINESSES

The Other Businesses category consists of the company’s military services, Puerto Rico Medicaid, and closed-block long-term care businesses. The military services business consists primarily of the company’s TRICARE South Region contract.

Other Businesses Highlights

Recent event:

•

On June 26, 2013, the Puerto Rico Health Insurance Administration notified Humana of its election not to renew the company’s three-year Medicaid contracts for the East, Southeast, and Southwest regions which ended June 30, 2013. Contractual transition provisions require the continuation of insurance coverage for beneficiaries through September 30, 2013 and an additional period of time thereafter to process claims. During 2Q13, Humana accrued expenses of $31 million on these contracts primarily related to benefits and administrative costs.

Pretax results:

•

Other Businesses reported a pretax loss of $30 million in 2Q13 versus a pretax loss of $56 million in 2Q12. The 2Q13 results included the $31 million in Puerto Rico Medicaid expenses noted above, while the 2Q12 results included expenses associated with a previously disclosed litigation settlement.

•

For 1H13, Other Businesses reported pretax income of $28 million compared to a pretax loss of $51 million in 1H12. In addition to the factors impacting second quarter comparisons year-over-year for Other Businesses described above, 1H13 results include the beneficial effect of settlement of contract claims with the DoD.

Footnotes

(a)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives this payment on the last business day of the previous month.
(b)	The company has included certain financial measures that are not in accordance with Generally Accepted Accounting Principles (GAAP) in its summary of financial results within this earnings press release. The company believes that these non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Internally, management uses these non-GAAP financial measures as indicators of business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
(c)	The company provides a full range of insured specialty products including dental, vision and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•

If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in payment patterns and medical cost trends.

•

If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives (given the concentration of the company’s revenues in the Medicare business), the company’s business may be materially adversely affected.

•

If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by CMS’s adoption of a new coding set for diagnoses (commonly known as ICD-10).

•

Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract claims; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•

As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government-determined payment rates or other changes in the governmental programs in which Humana participates.

•

The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; financial position, including the company’s ability to maintain the value of its goodwill; and cash flows. In addition, if the new non-deductible health insurance industry fee and other assessments, including a three-year commercial reinsurance fee, were imposed as enacted, and if Humana is unable to adjust its business model to address these new taxes and assessments, such as through the reduction of the company’s operating costs, there can be no assurance that the non-deductible health insurance industry fee and other assessments would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•

Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	Any failure to manage operating costs could hamper Humana’s profitability.

•	Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	Changes in economic conditions could adversely affect Humana’s business and results of operations.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

•	Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2012 (as amended by the Form 10-K/A filed on April 12, 2013);

•	Form 10-Q for the quarter ended March 31, 2013;

•	Form 8-Ks filed during 2013.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders;

•	Securities and Exchange Commission filings;

•	Most recent investor conference presentations;

•	Quarterly earnings news releases;

•	Replays of most recent earnings release conference calls;

•	Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);

•	Corporate Governance information.

Humana Inc. – Earnings Guidance Points as of July 31, 2013

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2013	Comments
Diluted earnings per common share
Full Year	$8.65 to $8.75
Revenues
Consolidated	$40.75 billion to $41.25 billion	Includes expected investment income in the range of $365 million to $385 million

Retail Segment	$26.75 billion to $27.25 billion	Segment-level revenues include intersegment amounts that eliminate in consolidation.
Employer Group Segment	$11.0 billion to $11.5 billion
Healthcare Services Segment	$15.0 billion to $15.5 billion
Other Businesses	$1.1 billion to $1.3 billion

Ending medical membership versus prior year end
Retail Segment
Medicare Advantage	Up 120,000 to 130,000

Includes the January 1, 2013 disposition of 12,600 Medicare Advantage members acquired in the March 2012 Arcadian transaction in accordance with the company’s previously disclosed agreement with the United States Department of Justice.

Medicare stand-alone PDPs (excl. LI-NET)	Up 170,000 to 190,000
HumanaOne	Up 7,000 to 8,000
Medicare Supplement	Up 15,000 to 25,000
Employer Group Segment
Medicare Advantage fully-insured	Up 50,000 to 60,000
Medicare Advantage ASO	Down 28,000
Commercial fully-insured	Relatively unchanged
Commercial ASO	Down 70,000 to 80,000

Benefit ratios
Retail Segment	84.0% to 84.5%	Benefits expense as a percent of premiums.
Employer Group Segment	83.75% to 84.25%

Operating cost ratios Consolidated	14.75% to 15.25%	Operating costs as a percent of total revenues excluding investment income
Healthcare Services Segment	95.5% to 96.0%

Humana Inc. – Earnings Guidance Points as of July 31, 2013

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2013	Comments
Consolidated depreciation and amortization (D&A)		Certain D&A is included in benefits expense on the income statement but shown as a non-cash item on the cash flows statement
Income statement	$325 million to $345 million
Cash flows statement	$415 million to $435 million

Consolidated interest expense	$140 million to $145 million
Pretax results

Retail Segment	$1.3 billion to $1.4 billion Approximately 5% pretax margin	Segment-level pretax results and margins include the impact of net investment income
Employer Group Segment	$250 million to $270 million 2% to 2.5% pretax margin
Healthcare Services Segment	$525 million to $550 million Approximately 3.5% pretax margin

Effective Tax Rate	Approximately 36%

Diluted shares	Approximately 160 million	Projections exclude the impact of future share repurchases

Cash flows from operations	$2.0 billion to $2.2 billion

Capital expenditures	$425 million to $450 million

Humana Inc.

Statistical Schedules

And

Supplementary Information

2Q13 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

2Q13 Earnings Release

Contents

Page	Description
S-3-4	Consolidated Statements of Income
S-5-6	Quarterly Segment Financial Information
S-7-8	YTD Segment Financial Information
S-9	Consolidated Balance Sheets
S-10-11	Consolidated Statements of Cash Flows
S-12	Key Income Statement Ratios and Segment Operating Results
S-13-15	Healthcare Services Segment Metrics
S-16	Membership Detail
S-17-18	Premiums and Services Revenue Detail
S-19	Medicare Summary
S-20	Investments
S-21-23	Benefits Payable Detail and Statistics
S-24	Footnotes

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2013	2012
Revenues:
Premiums	$9,701	$9,166	$535	5.8%
Services	528	434	94	21.7%
Investment income	92	99	(7)	-7.1%

Total revenues	10,321	9,699	622	6.4%

Operating expenses:
Benefits	8,091	7,652	439	5.7%
Operating costs	1,461	1,384	77	5.6%
Depreciation and amortization	80	73	7	9.6%

Total operating expenses	9,632	9,109	523	5.7%

Income from operations	689	590	99	16.8%
Interest expense	35	26	9	34.6%

Income before income taxes	654	564	90	16.0%
Provision for income taxes	234	208	26	12.5%

Net income	$420	$356	$64	18.0%

Basic earnings per common share	$2.66	$2.19	$0.47	21.5%
Diluted earnings per common share	$2.63	$2.16	$0.47	21.8%
Shares used in computing basic earnings per common share (000’s)	157,975	162,816
Shares used in computing diluted earnings per common share (000’s)	159,521	164,639

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Six Months Ended June 30,		Dollar Change	Percentage Change
	2013	2012
Revenues:
Premiums	$19,569	$18,941	$628	3.3%
Services	1,053	784	269	34.3%
Investment income	185	193	(8)	-4.1%

Total revenues	20,807	19,918	889	4.5%

Operating expenses:
Benefits	16,286	16,002	284	1.8%
Operating costs	2,907	2,767	140	5.1%
Depreciation and amortization	160	143	17	11.9%

Total operating expenses	19,353	18,912	441	2.3%

Income from operations	1,454	1,006	448	44.5%
Interest expense	70	52	18	34.6%

Income before income taxes	1,384	954	430	45.1%
Provision for income taxes	491	350	141	40.3%

Net income	$893	$604	$289	47.8%

Basic earnings per common share	$5.64	$3.70	$1.94	52.4%
Diluted earnings per common share	$5.58	$3.65	$1.93	52.9%
Shares used in computing basic earnings per common share (000’s)	158,446	163,267
Shares used in computing diluted earnings per common share (000’s)	159,962	165,363

Humana Inc.

2Q13 Segment Financial Information

In millions

	Retail	Employer Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Medicare Advantage	$5,572	$1,160	$—	$—	$—	$6,732
Medicare stand-alone PDP	785	2	—	—	—	787

Total Medicare	6,357	1,162	—	—	—	7,519

Fully-insured	285	1,273	—	—	—	1,558
Specialty	52	275	—	—	—	327
Military services	—	—	—	5	—	5
Medicaid and other (A)	72	—	—	220	—	292

Total premiums	6,766	2,710	—	225	—	9,701

Services revenue:
Provider	—	4	313	—	—	317
ASO and other (B)	2	82	—	114	—	198
Pharmacy	—	—	13	—	—	13

Total services revenue	2	86	326	114	—	528

Total revenues - external customers	6,768	2,796	326	339	—	10,229

Intersegment revenues
Services	—	12	2,858	—	(2,870)	—
Products	—	—	680	—	(680)	—

Total intersegment revenues	—	12	3,538	—	(3,550)	—

Investment income	18	10	—	15	49	92

Total revenues	6,786	2,818	3,864	354	(3,501)	10,321

Operating expenses:
Benefits	5,696	2,235	—	251	(91)	8,091
Operating costs	640	429	3,697	129	(3,434)	1,461
Depreciation and amortization	32	27	36	4	(19)	80

Total operating expenses	6,368	2,691	3,733	384	(3,544)	9,632

Income (loss) from operations	418	127	131	(30)	43	689
Interest expense	—	—	—	—	35	35

Income (loss) before income taxes	$418	$127	$131	$(30)	$8	$654

Benefit ratio	84.2%	82.5%		111.6%		83.4%
Operating cost ratio	9.5%	15.3%	95.7%	38.1%		14.3%

Humana Inc.

2Q12 Segment Financial Information (Recast) (C)

In millions

	Retail	Employer Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Medicare Advantage	$5,308	$1,011	$—	$—	$—	$6,319
Medicare stand-alone PDP	745	2	—	—	—	747

Total Medicare	6,053	1,013	—	—	—	7,066

Fully-insured	250	1,247	—	—	—	1,497
Specialty	42	262	—	—	—	304
Military services	—	—	—	44	—	44
Medicaid and other (A)	45	—	—	210	—	255

Total premiums	6,390	2,522	—	254	—	9,166

Services revenue:
Provider	—	2	243	—	—	245
ASO and other (B)	5	89	—	91	—	185
Pharmacy	—	—	4	—	—	4

Total services revenue	5	91	247	91	—	434

Total revenues - external customers	6,395	2,613	247	345	—	9,600

Intersegment revenues
Services	1	7	2,359	—	(2,367)	—
Products	—	—	591	—	(591)	—

Total intersegment revenues	1	7	2,950	—	(2,958)	—

Investment income	20	10	—	15	54	99

Total revenues	6,416	2,630	3,197	360	(2,904)	9,699

Operating expenses:
Benefits	5,378	2,063	—	301	(90)	7,652
Operating costs	638	428	3,049	111	(2,842)	1,384
Depreciation and amortization	33	22	20	4	(6)	73

Total operating expenses	6,049	2,513	3,069	416	(2,938)	9,109

Income (loss) from operations	367	117	128	(56)	34	590
Interest expense	—	—	—	—	26	26

Income (loss) before income taxes	$367	$117	$128	$(56)	$8	$564

Benefit ratio	84.2%	81.8%		118.5%		83.5%
Operating cost ratio	10.0%	16.3%	95.4%	32.2%		14.4%

Humana Inc.

YTD 2Q13 Segment Financial Information

In millions

	Retail	Employer Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Medicare Advantage	$11,308	$2,350	$—	$—	$—	$13,658
Medicare stand-alone PDP	1,546	4	—	—	—	1,550

Total Medicare	12,854	2,354	—	—	—	15,208

Fully-insured	564	2,541	—	—	—	3,105
Specialty	101	550	—	—	—	651
Military services	—	—	—	16	—	16
Medicaid and other (A)	151	—	—	438	—	589

Total premiums	13,670	5,445	—	454	—	19,569

Services revenue:
Provider	—	8	619	—	—	627
ASO and other (B)	4	166	—	234	—	404
Pharmacy	—	—	22	—	—	22

Total services revenue	4	174	641	234	—	1,053

Total revenues - external customers	13,674	5,619	641	688	—	20,622

Intersegment revenues
Services	—	23	5,607	—	(5,630)	—
Products	—	—	1,334	—	(1,334)	—

Total intersegment revenues	—	23	6,941	—	(6,964)	—

Investment income	36	21	—	30	98	185

Total revenues	13,710	5,663	7,582	718	(6,866)	20,807

Operating expenses:
Benefits	11,625	4,412	—	438	(189)	16,286
Operating costs	1,253	869	7,254	244	(6,713)	2,907
Depreciation and amortization	64	50	72	8	(34)	160

Total operating expenses	12,942	5,331	7,326	690	(6,936)	19,353

Income from operations	768	332	256	28	70	1,454
Interest expense	—	—	—	—	70	70

Income before income taxes	$768	$332	$256	$28	$—	$1,384

Benefit ratio	85.0%	81.0%		96.5%		83.2%
Operating cost ratio	9.2%	15.4%	95.7%	35.5%		14.1%

Humana Inc.

YTD 2Q12 Segment Financial Information (Recast) (C)

In millions

	Retail	Employer Group	Healthcare Services	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Medicare Advantage	$10,401	$2,036	$—	$—	$—	$12,437
Medicare stand-alone PDP	1,471	4	—	—	—	1,475

Total Medicare	11,872	2,040	—	—	—	13,912

Fully-insured	494	2,489	—	—	—	2,983
Specialty	80	522	—	—	—	602
Military services	—	—	—	937	—	937
Medicaid and other (A)	91	—	—	416	—	507

Total premiums	12,537	5,051	—	1,353	—	18,941

Services revenue:
Provider	—	4	474	—	—	478
ASO and other (B)	11	178	—	109	—	298
Pharmacy	—	—	8	—	—	8

Total services revenue	11	182	482	109	—	784

Total revenues - external customers	12,548	5,233	482	1,462	—	19,725

Intersegment revenues
Services	1	17	4,824	—	(4,842)	—
Products	—	—	1,175	—	(1,175)	—

Total intersegment revenues	1	17	5,999	—	(6,017)	—

Investment income	39	20	—	29	105	193

Total revenues	12,588	5,270	6,481	1,491	(5,912)	19,918

Operating expenses:
Benefits	10,755	4,116	—	1,317	(186)	16,002
Operating costs	1,275	864	6,189	217	(5,778)	2,767
Depreciation and amortization	63	44	39	8	(11)	143

Total operating expenses	12,093	5,024	6,228	1,542	(5,975)	18,912

Income (loss) from operations	495	246	253	(51)	63	1,006
Interest expense	—	—	—	—	52	52

Income (loss) before income taxes	$495	$246	$253	$(51)	$11	$954

Benefit ratio	85.8%	81.5%		97.3%		84.5%
Operating cost ratio	10.2%	16.5%	95.5%	14.8%		14.0%

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	June 30, 2013	December 31, 2012	YTD Change
			Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,519	$1,306
Investment securities	7,556	8,001
Receivables, net	1,593	733
Other current assets	1,960	1,670

Total current assets	12,628	11,710	$918	7.8%
Property and equipment, net	1,133	1,098
Long-term investment securities	1,770	1,846
Goodwill	3,638	3,640
Other long-term assets	1,679	1,685

Total assets	20,848	19,979	$869	4.3%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	4,157	3,779
Trade accounts payable and accrued expenses	2,174	2,042
Book overdraft	246	324
Unearned revenues	193	230

Total current liabilities	6,770	6,375	$395	6.2%
Long-term debt	2,606	2,611
Future policy benefits payable	1,810	1,858
Other long-term liabilities	327	288

Total liabilities	11,513	11,132	$381	3.4%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 195,678,752 issued at June 30, 2013	32	32
Capital in excess of par value	2,190	2,101
Retained earnings	8,688	7,881
Accumulated other comprehensive income	209	386
Treasury stock, at cost, 39,215,632 shares at June 30, 2013	(1,784)	(1,553)

Total stockholders’ equity	9,335	8,847	$488	5.5%

Total liabilities and stockholders’ equity	$20,848	$19,979	$869	4.3%

Debt-to-total capitalization ratio	21.8%	22.8%
Return on Invested Capital (ROIC) - trailing 12 months	13.5%	11.5%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended June 30,		Dollar Change	Percentage Change
	2013	2012
Cash flows from operating activities
Net income	$420	$356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104	82
Net realized capital gains	(5)	(10)
Stock-based compensation	19	14
Benefit for deferred income taxes	(8)	—
Changes in operating assets and liabilities, net of effect of businesses acquired:
Receivables	(272)	432
Other assets	22	(112)
Benefits payable	67	(114)
Other liabilities	(138)	(1)
Unearned revenues	(50)	43
Other, net	14	16

Net cash provided by operating activities	173	706	($533)	-75.5%

Cash flows from investing activities
Acquisitions, net of cash acquired	(7)	(20)
Purchases of property and equipment	(97)	(99)
Proceeds from sale of business	33	—
Purchases of investment securities	(602)	(650)
Maturities of investment securities	255	333
Proceeds from sales of investment securities	662	287

Net cash provided by (used in) investing activities	244	(149)	$393	263.8%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(104)	(146)
Change in book overdraft	(44)	(34)
Common stock repurchases	(137)	(127)
Excess tax benefit from stock-based compensation	(1)	1
Dividends paid	(41)	(41)
Proceeds from stock option exercises and other	31	3

Net cash used in financing activities	(296)	(344)	$48	14.0%

Increase in cash and cash equivalents	121	213
Cash and cash equivalents at beginning of period	1,398	3,656

Cash and cash equivalents at end of period	$1,519	$3,869

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Six Months Ended June 30,		Dollar Change	Percentage Change
	2013	2012
Cash flows from operating activities
Net income	$893	$604
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	206	160
Net realized capital gains	(10)	(14)
Stock-based compensation	51	54
Benefit for deferred income taxes	(8)	(9)
Changes in operating assets and liabilities, net of effect of businesses acquired:
Receivables	(860)	177
Other assets	(108)	(250)
Benefits payable	378	170
Other liabilities	52	51
Unearned revenues	(37)	2,077
Other, net	28	32

Net cash provided by operating activities	585	3,052	($2,467)	-80.8%

Cash flows from investing activities
Acquisitions, net of cash acquired	(12)	(76)
Purchases of property and equipment	(187)	(185)
Proceeds from sale of business	33	—
Purchases of investment securities	(1,385)	(1,364)
Maturities of investment securities	549	757
Proceeds from sales of investment securities	854	529

Net cash used in investing activities	(148)	(339)	$191	56.3%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	132	152
Repayment of long-term debt	—	(36)
Change in book overdraft	(78)	(46)
Common stock repurchases	(231)	(278)
Excess tax benefit from stock-based compensation	—	21
Dividends paid	(83)	(82)
Proceeds from stock option exercises and other	36	48

Net cash used in financing activities	(224)	(221)	($3)	-1.4%

Increase in cash and cash equivalents	213	2,492
Cash and cash equivalents at beginning of period	1,306	1,377

Cash and cash equivalents at end of period	$1,519	$3,869

Humana Inc.

Key Income Statement Ratios and Segment Operating Results

Dollars in millions

	Three Months Ended June 30,			Percentage Change	Six Months Ended June 30,			Percentage Change
	2013	2012	Difference		2013	2012	Difference
Benefit ratio
Retail	84.2%	84.2%	0.0%		85.0%	85.8%	-0.8%
Employer Group	82.5%	81.8%	0.7%		81.0%	81.5%	-0.5%
Other Businesses	111.6%	118.5%	-6.9%		96.5%	97.3%	-0.8%
Consolidated	83.4%	83.5%	-0.1%		83.2%	84.5%	-1.3%
Operating cost ratio
Retail	9.5%	10.0%	-0.5%		9.2%	10.2%	-1.0%
Employer Group	15.3%	16.3%	-1.0%		15.4%	16.5%	-1.1%
Healthcare Services	95.7%	95.4%	0.3%		95.7%	95.5%	0.2%
Other Businesses	38.1%	32.2%	5.9%		35.5%	14.8%	20.7%
Consolidated	14.3%	14.4%	-0.1%		14.1%	14.0%	0.1%
Detail of pretax income (loss)
Retail	$418	$367	$51	13.9%	$768	$495	$273	55.2%
Employer Group	$127	$117	$10	8.5%	$332	$246	$86	35.0%
Healthcare Services	$131	$128	$3	2.3%	$256	$253	$3	1.2%
Other Businesses	$(30)	$(56)	$26	46.4%	$28	$(51)	$79	154.9%
Consolidated	$654	$564	$90	16.0%	$1,384	$954	$430	45.1%

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended June 30, 2013	Quarter Ended June 30, 2012	Difference		Quarter Ended March 31, 2013	Difference
Primary Care Providers:
Risk (D)
Owned / JV	4,200	1,000	3,200	320.0%	4,100	100	2.4%
Contracted	3,700	5,100	(1,400)	-27.5%	3,600	100	2.8%
Path-to-Risk (E)	21,800	16,900	4,900	29.0%	21,600	200	0.9%
Care Management Professionals:
Employed	3,600	2,400	1,200	50.0%	3,400	200	5.9%
Contracted	5,400	3,000	2,400	80.0%	4,200	1,200	28.6%

Total	9,000	5,400	3,600	66.7%	7,600	1,400	18.4%

Care Management Statistics:
Number of members with complex chronic conditions in Humana Chronic Care Program	212,000	143,000	69,000		180,300	31,700
Number of high-risk discharges enrolled in Humana Transitions Program	5,500	—	5,500		4,100	1,400

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended June 30, 2013	Quarter Ended June 30, 2012	Year-over-Year Difference		Quarter Ended March 31, 2013	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	86.4%	84.1%	2.3%		86.2%	0.2%
Employer Group	79.4%	75.5%	3.9%		79.3%	0.1%
Total	85.6%	83.2%	2.4%		85.4%	0.2%

Mail-Order Penetration
Retail	22.6%	23.2%	-0.6%		22.9%	-0.3%
Employer Group	14.2%	16.0%	-1.8%		14.6%	-0.4%
Total	21.6%	22.4%	-0.8%		21.9%	-0.3%

			Difference	Percentage Change		Difference	Percentage Change
Script volume
Retail	60,000	52,600	7,400	14.1%	58,900	1,100	1.9%
Employer Group	7,800	6,300	1,500	23.8%	7,700	100	1.3%

Total	67,800	58,900	8,900	15.1%	66,600	1,200	1.8%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	86.3%	83.3%	3.0%
Employer Group	79.4%	74.8%	4.6%
Total	85.5%	82.4%	3.1%

Mail-Order Penetration
Retail	22.7%	23.1%	-0.4%
Employer Group	14.4%	15.8%	-1.4%
Total	21.8%	22.3%	-0.5%

			Difference	Percentage Change
Script volume
Retail	118,800	104,600	14,200	13.6%
Employer Group	15,500	12,600	2,900	23.0%

Total	134,300	117,200	17,100	14.6%

Humana Inc.

Membership Detail

In thousands

	Ending June 30, 2013	Average 2Q13	Ending June 30, 2012	Year-over-Year Change		Ending December 31, 2012	YTD Change
				Amount	Percent		Amount	Percent
Medical Membership:
Retail
Medicare Advantage	2,029.7	2,024.0	1,895.8	133.9	7.1%	1,927.6	102.1	5.3%
Medicare stand-alone PDPs	3,220.6	3,219.7	2,970.1	250.5	8.4%	3,052.7	167.9	5.5%
Individual commercial	478.0	472.3	443.8	34.2	7.7%	444.0	34.0	7.7%
State-based Medicaid	70.6	70.9	46.5	24.1	51.8%	52.1	18.5	35.5%
Medicare Supplement	90.3	89.3	70.5	19.8	28.1%	77.4	12.9	16.7%

Total Retail	5,889.2	5,876.2	5,426.7	462.5	8.5%	5,553.8	335.4	6.0%

Employer Group
Medicare Advantage fully-insured	416.6	415.5	360.5	56.1	15.6%	370.8	45.8	12.4%
Medicare Advantage ASO	—	—	27.9	(27.9)	-100.0%	27.7	(27.7)	-100.0%
Medicare stand-alone PDPs	3.7	3.6	4.4	(0.7)	-15.9%	4.4	(0.7)	-15.9%
Fully-insured medical commercial	1,196.1	1,197.5	1,196.9	(0.8)	-0.1%	1,211.8	(15.7)	-1.3%
ASO commercial	1,199.6	1,201.4	1,228.8	(29.2)	-2.4%	1,237.7	(38.1)	-3.1%

Total Employer Group	2,816.0	2,818.0	2,818.5	(2.5)	-0.1%	2,852.4	(36.4)	-1.3%

Other Businesses
Military services	3,104.6	3,103.7	3,133.5	(28.9)	-0.9%	3,123.9	(19.3)	-0.6%
Puerto Rico Medicaid and other	560.8	559.7	560.6	0.2	0.0%	558.7	2.1	0.4%

Total Other Businesses	3,665.4	3,663.4	3,694.1	(28.7)	-0.8%	3,682.6	(17.2)	-0.5%

Total Medical Membership	12,370.6	12,357.6	11,939.3	431.3	3.6%	12,088.8	281.8	2.3%

Specialty Membership:
Retail
Dental - fully-insured	723.7	714.3	662.7	61.0	9.2%	691.5	32.2	4.7%
Vision	145.7	141.5	103.8	41.9	40.4%	118.7	27.0	22.7%
Other supplemental benefits (F)	142.3	141.9	139.7	2.6	1.9%	138.5	3.8	2.7%

Total Retail	1,011.7	997.7	906.2	105.5	11.6%	948.7	63.0	6.6%

Employer Group
Dental - fully-insured	2,508.3	2,505.9	2,416.4	91.9	3.8%	2,446.4	61.9	2.5%
Dental - ASO	863.8	865.6	849.4	14.4	1.7%	868.3	(4.5)	-0.5%
Vision	2,538.4	2,540.0	2,456.3	82.1	3.3%	2,525.0	13.4	0.5%
Other supplemental benefits (F)	1,346.3	1,348.3	1,235.7	110.6	9.0%	1,296.5	49.8	3.8%

Total Employer Group	7,256.8	7,259.8	6,957.8	299.0	4.3%	7,136.2	120.6	1.7%

Total Specialty Membership	8,268.5	8,257.5	7,864.0	404.5	5.1%	8,084.9	183.6	2.3%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended June 30,		Dollar Change	Percentage Change	Per Member per Month (G) Three Months Ended June 30,
	2013	2012			2013	2012
Premiums and Services Revenue
Retail:
Medicare Advantage	$5,572	$5,308	$264	5.0%	$918	$936
Medicare stand-alone PDPs	785	745	40	5.4%	81	84
Individual commercial	241	215	26	12.1%	170	162
State-based Medicaid	72	45	27	60.0%	339	323
Medicare Supplemental	44	35	9	25.7%	164	168
Specialty	52	42	10	23.8%	17	16
ASO & other services (B)	2	6	(4)	-66.7%

Total Retail	6,768	6,396	372	5.8%

Employer Group:
Medicare Advantage fully-insured	1,160	1,011	149	14.7%	931	938
Medicare stand-alone PDPs	2	2	—	0.0%
Fully-insured medical commercial	1,273	1,247	26	2.1%	354	349
Specialty	275	262	13	5.0%	14	14
ASO & other services (B)	98	98	—	0.0%

Total Employer Group	2,808	2,620	188	7.2%

Healthcare Services:
Pharmacy solutions	3,225	2,833	392	13.8%
Provider services	513	292	221	75.7%
Home care services	95	42	53	126.2%
Integrated behavioral health	31	30	1	3.3%

Total Healthcare Services	3,864	3,197	667	20.9%

Other Businesses:
Military services (H)	101	130	(29)	-22.3%
Puerto Rico Medicaid and other (I)	238	215	23	10.7%	131	125

Total Other Businesses	$339	$345	$(6)	-1.7%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Six Months Ended June 30,		Dollar Change	Percentage Change	Per Member per Month (G) Six Months Ended June 30,
	2013	2012			2013	2012
Premiums and Services Revenue
Retail:
Medicare Advantage	$11,308	$10,401	$907	8.7%	$934	$930
Medicare stand-alone PDPs	1,546	1,471	75	5.1%	80	83
Individual commercial	477	426	51	12.0%	172	161
State-based Medicaid	151	91	60	65.9%	342	322
Medicare Supplemental	87	68	19	27.9%	164	167
Specialty	101	80	21	26.3%	17	16
ASO & other services (B)	4	12	(8)	-66.7%

Total Retail	13,674	12,549	1,125	9.0%

Employer Group:
Medicare Advantage fully-insured	2,350	2,036	314	15.4%	947	947
Medicare stand-alone PDPs	4	4	—	0.0%
Fully-insured medical commercial	2,541	2,489	52	2.1%	353	349
Specialty	550	522	28	5.4%	14	14
ASO & other services (B)	197	199	(2)	-1.0%

Total Employer Group	5,642	5,250	392	7.5%

Healthcare Services:
Pharmacy solutions	6,319	5,766	553	9.6%
Provider services	1,022	573	449	78.4%
Home care services	178	78	100	128.2%
Integrated behavioral health	63	64	(1)	-1.6%

Total Healthcare Services	7,582	6,481	1,101	17.0%

Other Businesses:
Military services (H)	211	1,036	(825)	-79.6%
Puerto Rico Medicaid and other (I)	477	426	51	12.0%	131	125

Total Other Businesses	$688	$1,462	$(774)	-52.9%

Humana Inc.

Medicare Summary

Premiums in millions, except per member per month

Membership in thousands

	Three Months Ended June 30,		Year-over-year Change		Per Member per Month (G) Three Months Ended June 30,
	2013	2012	Amount	Percent	2013	2012
Premiums
Medicare Advantage	$6,732	$6,319	$413	6.5%	$920	$936
Medicare stand-alone PDPs	787	747	40	5.4%	81	$84

Total Medicare	$7,519	$7,066	$453	6.4%

	Six Months Ended June 30,		Year-over-year Change		Per Member per Month (G) Six Months Ended June 30,
	2013	2012	Amount	Percent	2013	2012
Premiums
Medicare Advantage	$13,658	$12,437	$1,221	9.8%	$936	$932
Medicare stand-alone PDPs	1,550	1,475	75	5.1%	80	84

Total Medicare	$15,208	$13,912	$1,296	9.3%

	Ending June 30, 2013	Ending June 30, 2012	Year-over-year Change
			Amount	Percent
Fully-Insured Membership
Medicare Advantage	2,446.3	2,256.3	190.0	8.4%
Medicare stand-alone PDPs	3,224.3	2,974.5	249.8	8.4%

Total Medicare	5,670.6	5,230.8	439.8	8.4%

			Member Mix
	Ending June 30, 2013	Ending June 30, 2012	June 30, 2013	June 30, 2012
Retail Segment Detail
Medicare Advantage Membership
HMO	1,027.7	917.4	50.6%	48.4%
PPO	1,002.0	978.4	49.4%	51.6%

Total Individual Medicare	2,029.7	1,895.8	100.0%	100.0%

Medicare Advantage Membership
Risk (D)	541.4	502.5	26.7%	26.5%
Path-to-Risk (E)	404.9	325.4	19.9%	17.2%
Other	1,083.4	1,067.9	53.4%	56.3%

Total Individual Medicare	2,029.7	1,895.8	100.0%	100.0%

Humana Inc.

Investments

Dollars in millions

	Fair value
	6/30/2013	3/31/2013	12/31/2012
Investment Portfolio:
Cash & cash equivalents	$1,519	$1,398	$1,306
Investment securities	7,556	8,141	8,001
Long-term investment securities	1,770	1,824	1,846

Total investment portfolio	$10,845	$11,363	$11,153

Duration (J)	4.13	4.21	4.02

Average Credit Rating	AA-	AA-	AA-

Investment Portfolio Detail:
Cash and cash equivalents	$1,519	$1,398	$1,306

U.S. Government and agency obligations
U.S. Treasury and agency obligations	571	552	618
U.S. Government residential mortgage-backed	1,407	1,585	1,569
U.S. Government commercial mortgage-backed	33	33	34

Total U.S. Government and agency obligations	2,011	2,170	2,221

Tax-exempt municipal securities
Pre-refunded	310	322	311
Insured	602	613	627
Other	2,103	2,235	2,120
Auction rate securities	13	13	13

Total tax-exempt municipal securities	3,028	3,183	3,071

Residential mortgage-backed
Prime residential mortgages	26	29	32
Alt-A residential mortgages	1	1	1
Sub-prime residential mortgages	1	1	1

Total residential mortgage-backed	28	31	34

Commercial mortgage-backed	573	694	659

Asset-backed securities	53	85	68

Corporate securities
Financial services	863	889	864
Other	2,770	2,913	2,930

Total corporate securities	3,633	3,802	3,794

Total investment portfolio	$10,845	$11,363	$11,153

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	June 30, 2013	June 30, 2012	December 31, 2012
Detail of benefits payable
IBNR and other benefits payable (K)	$3,297	$3,085	$3,158
Unprocessed claim inventories (L)	380	310	302
Processed claim inventories (M)	334	359	230
Payable to pharmacy benefit administrator (N)	149	163	85

Benefits payable, excluding military services	4,160	3,917	3,775
Military services benefits payable (O)	(3)	77	4

Total Benefits Payable	$4,157	$3,994	$3,779

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012
Year-to-date changes in benefits payable, excluding military services (P)
Balances at January 1	$3,775	$3,415	$3,415
Acquisitions	—	70	66
Incurred related to:
Current year	16,632	15,233	30,198
Prior years (Q)	(366)	(181)	(257)

Total incurred	16,266	15,052	29,941

Paid related to:
Current year	(12,884)	(11,869)	(26,738)
Prior years	(2,997)	(2,751)	(2,909)

Total paid	(15,881)	(14,620)	(29,647)

Balances at end of period	$4,160	$3,917	$3,775

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended December 31, 2012
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$16,266	$15,052	$29,941
Military services benefit expense	(37)	890	908
Future policy benefit expense (R)	57	60	136

Consolidated Benefit Expense	$16,286	$16,002	$30,985

Humana Inc.

Benefits Payable Statistics (S)

Receipt Cycle Time (T)

	2013	2012	Change	Percentage Change
1st Quarter Average	12.5	13.0	(0.5)	-3.8%
2nd Quarter Average	13.1	13.7	(0.6)	-4.4%
3rd Quarter Average		13.0	n/a	n/a
4th Quarter Average		12.8	n/a	n/a

Full Year Average	12.8	13.1	(0.3)	-2.3%

Unprocessed Claims Inventories

Date	Estimated Valuation (millions)	Claim Item Counts (000s)	Number of Days on Hand
6/30/2011	$410	1,093	5.1
9/30/2011	$419	1,272	5.7
12/31/2011	$280	599	2.8
3/31/2012	$376	1,028	4.2
6/30/2012	$310	1,077	4.2
9/30/2012	$380	1,440	5.7
12/31/2012	$302	1,061	4.1
3/31/2013	$327	1,247	4.7

6/30/2013	$380	1,274	4.7

Humana Inc.

Benefits Payable Statistics (Continued) (S)

Days in Claims Payable (U)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
6/30/2011	56.0	(1.0)	-1.8%
9/30/2011	54.2	(3.6)	-6.2%
12/31/2011	52.5	(1.0)	-1.9%
3/31/2012	50.1	(5.4)	-9.7%
6/30/2012	51.0	(5.0)	-8.9%
9/30/2012	51.6	(2.6)	-4.8%
12/31/2012	48.5	(4.0)	-7.6%
3/31/2013	49.0	(1.1)	-2.2%

6/30/2013	50.7	(0.3)	-0.6%

Year-to-Date Change in Days in Claims Payable (V)

	2013	FY 2012
DCP - beginning of period	48.5	52.5
Components of change in DCP:
Change in unprocessed claims inventories	1.0	(0.1)
Change in processed claims inventories	1.3	0.3
Change in pharmacy payment cutoff	—	(0.1)
Change in capitation/provider settlements	(0.1)	(4.3)
All other	—	0.2

DCP - end of period	50.7	48.5

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

2Q13 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care.

(B)	The ASO and other category is primarily comprised of ASO fees and other ancillary services fees.

(C)	Beginning on January 1, 2013, the company reclassified certain businesses and renamed its Health and Well-Being Services segment as Healthcare Services. Prior periods were recast to conform to the current presentation.

(D)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.

(E)	A path-to-risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.

(F)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

(G)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).

(H)	Military services revenues are generally not contracted on a per-member basis.

(I)	Includes premiums associated with Puerto Rico Medicaid and the closed block of long-term care as well as services revenue.

(J)	Duration is the time-weighted average of the present value of the fixed income portfolio cash flows.

(K)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR). Other benefits payable includes amounts payable to providers under capitation arrangements.

(L)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.

(M)	Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of operating functions such as audit and check batching and handling.

(N)

The balance due to the company’s pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8th, 16th, and 24th of month) and the last day of the month.

(O)	Military services benefits payable primarily consist of IBNR related to the company’s previous contract that expired on March 31, 2012.

(P)	The table excludes activity associated with military services benefits payable related to the previous contract that expired March 31, 2012.

(Q)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.

(R)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.

(S)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.

(T)	The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company’s largest claim processing platforms represent approximately 93% of the company’s fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.

(U)	A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefits expense per day in the quarterly period.

(V)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this roll forward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter. This analysis excludes the impact upon DCP of military services and Medicare stand-alone PDPs.